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                                                                    EXHIBIT 10.2


                        SETTLEMENT, RELEASE, COVENANT NOT
                   TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

         WHEREAS, KENNETH K. MARSHALL, individually and on behalf of all his successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as "Marshall"), and INSTINET GROUP INCORPORATED, on behalf of its parents, subsidiaries, divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as "Instinet"), have reached agreement with respect to all matters arising out of Marshall's employment with Instinet and the termination thereof;

         NOW, THEREFORE, in consideration of the mutual convenants and undertakings set forth herein, Marshall and Instinet agree as follows:

         1. Termination of Employment. By mutual agreement between the parties, Marshall's employment with Instinet shall terminate on April 30, 2002 ("Termination Date"). Through the Termination Date, Instinet will continue to pay Marshall at his current base salary of $350,000 per annum, with continuation of Instinet's benefit programs through such date. Marshall has determined to retire and hereby resigns from each of his employment and director positions with Instinet and its affiliates, effective as of the Termination Date. Marshall shall execute and deliver such documents evidencing such resignations as Instinet may reasonably request from time to time.

         2. Vested Payments and Benefits. Neither Marshall's separation from Instinet nor this Agreement shall alter or affect in any way Marshall's vested rights, if any, to payments and benefits pursuant to the Instinet 401(k) Plan, SERP Plan, Deferred Bonus Plan, or ESPP Plan as of the Termination Date.


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         3. Separation Payments and Benefits. Instinet will pay Marshall the amounts described below, subject to the provisions of this Agreement. The payments to be provided by Paragraphs 2 and 3 of this Agreement are in place of, and not in addition to, payments Marshall would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.

                  (a) Severance Payments. Marshall will be entitled to receive severance payments for a 2-year period (the "Severance Period") at the rate of $350,000 per annum from the Termination Date through April 30, 2004. During the Severance Period, Marshall will be eligible to continue his current health and dental coverage for himself and his family, but will not be eligible for life insurance, long-term disability insurance, 401(k) contributions or any other benefits. At any time during the Severance Period, Marshall may elect to have Instinet accelerate the severance payments and to receive all remaining payments in a lump sum. All health and dental benefits will terminate, however, upon such lump sum payment.

                  (b) 2002 Pro Rata Bonus. Instinet will pay Marshall $361,644 as a pro rata bonus for calendar year 2002. This payment will be made in February 2003.

                  (c) 200% of Average Annual Bonus. Instinet agrees to pay Marshall two equal installments of $707,750 each, the first such installment to be paid in February 2003 and the second such installment to be paid in May 2003.

                  (d) Ex Gratia Payment. Instinet agrees to make a one-time ex gratia payment to Marshall of an additional $76,000 concurrently with his final severance payment.

                  (e) Reuters 401(k) Plan. Instinet agrees that, in that Marshall has attained the Normal Retirement Age pursuant to the Reuters 401(k) Plan, Marshall shall be 100% vested in his 401(k) account and shall receive the 2002 Discretionary Contribution to be made by Instinet

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at the same time and on the same basis as shall full-time active employees of
Instinet. (All capitalized terms used in this paragraph and not otherwise defined shall have the meanings ascribed to such terms in the Reuters 401(k) Plan.)

         4. Return of Instinet Property. Marshall agrees to return to Instinet by no later than the December 31, 2002, any and all property (including but not limited to files, records, computer software, computer access codes, cellular phones, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof. The foregoing sentence notwithstanding, Marshall may keep his Instinet-provided home computer at no charge to him.

         5. Outplacement Services. At the request of Marshall, Instinet will make available executive outplacement services to Marshall for a period of up to six months by an outplacement firm to be mutually agreed by and between Marshall and Instinet's Director of Human Resources. These services will include the provision of an office and telephone for Marshall to use during the outplacement period.

         6. Instinet Options. Instinet agrees that all options granted by Instinet to Marshall under the Instinet 2000 Stock Option Plan (including those granted prior to March 2, 2001) will be treated under the Qualifying Retirement rules applicable to options granted on and after March 2, 2001. Specifically, all Outstanding Options will continue to vest until the third anniversary (April 30, 2005) of Marshall's termination and shall remain outstanding until, and expire upon, the 30th day following the third anniversary of such termination (May 30, 2005). With the exception of the difference described above in the treatment of Marshall's Outstanding Options in the context of a Qualifying Retirement, all other terms and conditions provided in the Instinet 2000 Stock Option Plan and the relevant option agreements remain in force and effect. (All capitalized terms used in this paragraph and not otherwise defined shall have the meanings ascribed to such terms in the Instinet 2000 Stock Option Plan.)

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         7. Full Satisfaction. Marshall, by entering into this Agreement, accepts the benefits to be conferred on his hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement, including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as "employment relations laws"), as well as any claims arising from his Employment Agreement with Instinet dated April 2, 2001, tort, tortious course of conduct, contract, obligations of "good faith," public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs.

         8. Release By Marshall. Marshall releases and discharges Instinet from any and all liability, and waives any and all rights of any kind and description that he has or may have against Instinet as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract (including without limitation Marshall's Employment Agreement with Instinet dated April 2, 2001, and any other employment agreements or contracts), public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs. The foregoing notwithstanding, Marshall's release and waiver do not apply to: (a) his rights arising out of this Agreement; (b) any rights that Marshall and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any accrued benefits


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which have vested under the terms of the qualified retirement plans maintained by Instinet as such plans may be amended from time to time; or (d) any rights that Marshall may have to indemnification under Instinet's general corporate indemnity (including reasonable attorneys fees where appropriate) for acts undertaken by Marshall within the scope of his duties while employed at Instinet.

         9. Non-Competition Covenant. Marshall agrees that he will not, through April 30, 2003, directly or indirectly, engage as officer, employee, agent, partner, director, or substantial stockholder of, or in any other manner or capacity, whatsoever, with any ECN competitor of Instinet's, including but not limited to, any of the following companies or their current subsidiaries: Island ECN; MarketXT; Archipelago Holdings L.L.C. - Redi-Book, Terra Nova or Townsend Analytics, Inc.; Strike; Ecross Net; Brass Holdings, Brut ECN or Sungard; Bloomberg; Optimark; ITG; Primex; Cybercorp; Tradescape; Knight Securities; New York Stock Exchange, Inc., the Nasdaq Stock Market, the American Stock Exchange; or the electronic trading division or unit of any US financial services firm.

         10. Non-Solicitation Covenant. Marshall further agrees that he will not
(i) through April 30, 2003, directly or indirectly solicit any employee of Instinet to leave the employ of Instinet, or (ii) through April 30, 2003, directly or indirectly initiate contact with any client to transact with any other company business in which Instinet is engaged, including but not limited to institutional equities, fixed income, clearing and after-hours trading, or to reduce or refrain from doing any business with Instinet. The term "client" means any client of Instinet with whom Marshall had personal contact, or for whom he personally transacted business, and whose identity became known to him in connection with his relationship with or employment by Instinet.

         11. Non-Disparagement. Marshall and Instinet each agree that except, for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid Subpoena or Court

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Order, neither will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

         12. Rights To Intellectual Property. Marshall acknowledges and agrees that Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs, works of authorship, writings (whether or not copyrightable), inventions (whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Marshall developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the "Instinet Intellectual Property"). All Instinet Intellectual Property is deemed to be "work made for hire" pursuant to the United States Copyright Act of 1976 (the "Act") and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this section will still control and, for the consideration set forth herein, Marshall hereby irrevocably and absolutely assigns, sets over and grants to Instinet the Instinet Intellectual Property and all of his rights therein. Marshall further agrees to deliver or execute such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

         13. Consultation and Cooperation By Marshall. Marshall agrees to make himself reasonably available to Instinet during the Severance Period to respond to requests by Instinet for

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information concerning facts or events relating to Instinet that may be within his knowledge. Marshall will cooperate fully with Instinet in connection with any or all future litigation or regulatory proceedings brought by or against Instinet to the extent Instinet reasonably deems Marshall's cooperation either necessary or helpful. In the event that Instinet requires Marshall's cooperation, Instinet agrees to pay any of Marshall's reasonable expenses in providing such cooperation (such as travel and accommodations). With due regard to Marshall's other commitments, Instinet agrees that, should Marshall need to devote more than minimal time to consultation and cooperation pursuant to this paragraph, the parties will agree a reasonable per diem fee to compensate Marshall for his time and efforts.

         14. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

         15. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Marshall and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Marshall and Instinet. This Agreement has been entered into by Marshall and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

         16. Injunctive Relief. Marshall acknowledges that a violation on Marshall's part of this Agreement, including in particular violation of the provisions of paragraphs 10, 11, and 12 would cause irreparable damage to Instinet. Accordingly, Marshall agrees that Instinet is entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

         17. Challenge to Release. Marshall agrees that, without limiting Instinet's remedies, should he commence, continue, join in, or in any other manner attempt to assert through

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litigation or proceeding (a "Release Challenge") any claim released in connection herewith, Instinet shall not be required to make any further payments to Marshall pursuant to this Agreement and that Instinet shall be entitled to recover all payments already made by it (including interest thereon) pursuant to paragraph 3 hereof, in addition to all damages, attorney's fees and costs, Instinet incurs in connection with the Marshall's Release Challenge. Marshall further agrees that Instinet shall be entitled to the repayments and recovery of damages described above, in connection with such Release Challenge, without waiver of or prejudice to the release granted by him in connection with this Agreement.

         18. Attorney Fees. The parties agree that, in any suit brought by either party for breach of this Agreement by the other, the non-prevailing party will be liable for the reasonable attorneys fees of the prevailing party.

         19. Execution.

                  a. Marshall acknowledges that he has had a reasonable and adequate opportunity from his receipt of this document to review it. Upon execution, Marshall or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Marshall.

                  b. Following his signing of the Agreement, Marshall has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Marshall signs this Agreement to General Counsel, Instinet Corporation, 3 Times Square, New York, NY 10036. If Marshall does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Marshall gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall

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become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

         20. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. An action for breach of this Agreement may be brought in any court of competent jurisdiction located in New York.

         21. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

         THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this 3rd day of May, 2002.

KENNETH K. MARSHALL                        INSTINET GROUP INCORPORATED

/s/ Kenneth K. Marshall                            /s/ Mark D. Nienstedt
__________________________                  By:    _____________________________
                                                   Mark D. Nienstedt
                                                   Acting President and CEO



STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW: INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                              KENNETH K. MARSHALL

                                                      /s/ Kenneth K. Marshall
                                              Signed: __________________________

THIS IS A RELEASE.  READ CAREFULLY BEFORE SIGNING.


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